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                                                                      EXHIBIT 21

21. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.


Name of Subsidiary                  State of Incorporation        Does Business As

==================================  ============================  =================================

Century Steel Products, Inc.          Virginia                    Century Steel Products, Inc.

US Insurance Brokers, Inc.            District of Columbia        US Insurance Brokers, Inc.

DC Partners, Ltd.                     New Jersey                  DC Partners, Ltd.

Scibal Associates, Inc.               New Jersey                  Scibal Associates, Inc.


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